Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 23, 2014, is entered into by and among SPX Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association (or its permitted successor) as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the “Indenture”), dated as of December 13, 2007, providing for the issuance of 75/8% Senior Notes due 2014 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents (the “Consents”) to eliminate substantially all of the restrictive covenants and modify or eliminate certain events of default contained in the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement, dated January 8, 2014 (the “Statement”), and the related Letter of Transmittal and Consent;

WHEREAS, the first paragraph of Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend certain of the provisions of the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding (determined as provided for by the Indenture) have duly consented in writing to the Proposed Amendments (as defined in the Statement) set forth in the Statement and this Supplemental Indenture in accordance with the first paragraph of Section 9.02 of the Indenture and (ii) all other conditions precedent provided under the Indenture to permit the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture have been satisfied as certified by an Officers’ Certificate delivered to the Trustee on the date hereof;

WHEREAS, this Supplemental Indenture shall be effective upon its execution by the Company, the Subsidiary Guarantors and the Trustee, and the amendments effected by this Supplemental Indenture shall become operative with respect to the Notes on the Initial Settlement Date (as defined in the Statement), if the Company elects to have an Initial Settlement Date, or on the Final Settlement Date (as defined in the Statement), if the Company does not elect to have an Initial Settlement Date, in accordance with Section 3 hereof;

WHEREAS, the Company has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in accordance with the Proposed Amendments as permitted by the first paragraph of Section 9.02 of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AMENDMENTS.

(a)           Amendment of Article Three.  Subject to Section 3 hereof, the Indenture is hereby amended by (A) deleting the first sentence of the first paragraph of Section 3.04 and replacing such sentence with the following: “With respect to any redemption of Notes pursuant to Section 3.01, at least three business days (or such shorter period as shall be satifactory to the Trustee) but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed.”, and (B) deleting the first sentence of the third paragraph of Section 3.04 and replacing such sentence with the following: “At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least three business days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company.”

(b)           Amendment of Article Four.  Subject to Section 3 hereof, the Indenture is hereby amended by deleting the following Sections of Article Four of the Indenture and all references thereto: 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 4.14 in each case in its entirety, and replacing each such Section with the following: “INTENTIONALLY OMITTED.”

(c)           Amendment of Article Five.  Subject to Section 3 hereof, the Indenture is hereby amended by (A) deleting the colon and the “(i)” which precede the words “it shall be the continuing Person” in the first paragraph of Section 5.01 of the Indenture, (B) deleting the semicolon and replacing it with a period at the end of current clause (i) in the first paragraph of Section 5.01, (C) deleting clauses (ii), (iii) and (iv) of the first paragraph of Section 5.01 of the Indenture, in each case in its entirety, (D) deleting the colon and the “(i)” which precede the words “such Subsidiary Guarantor is the surviving corporation” in the second paragraph of Section 5.01 of the Indenture, (E) deleting the semicolon and the word “and” and replacing them with a period at the end of current clause (i) of the second paragraph of Section 5.01 and (F) deleting clause (ii) of the second paragraph of Section 5.01 of the Indenture in its entirety.

(d)           Amendment of Article Six. Subject to Section 3 hereof, the Indenture is hereby amended by (A) deleting the following Sections of Article Six of the Indenture and all references thereto: 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) and 6.01(h) in each case in its entirety, and replacing each such Section with the following: “INTENTIONALLY OMITTED.”

(e)           Amendment of Article Eight.  Subject to Section 3 hereof, the Indenture is hereby amended by adding the following to Section 8.04 as the second paragraph:

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“Notwithstanding anything in this Article Eight to the contrary, upon the Company’s written request, the Trustee may use amounts held in trust in connection with a satisfaction and discharge of the Indenture to pay all principal and interest due to Holders who tender their Notes to the Company for purchase before such Notes are paid in full at redemption or maturity, as the case may be, as long as the Company delivers to the Trustee an Officers’ Certificate stating that sufficient funds will remain in deposit to pay at redemption or maturity, as the case may be, all principal and interest due on Notes not tendered for purchase.”

(f)            Amendment of Notes.  Subject to Section 3 hereof, any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture.

(g)           Amendment of Definitions.  Subject to Section 3 hereof, any defined terms present in the Indenture, the Notes or the Note Guarantees but no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Note Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Supplemental Indenture and the term it defines is still used elsewhere in the Indenture, the Notes or the Note Guarantees after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

(h)           Amendment of References.  The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture.

3.             EFFECT AND OPERATION OF SUPPLEMENTAL INDENTURE.  This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Subsidiary Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided however, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s acceptance and initial payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and representing at least a majority in aggregate principal amount of the then outstanding Notes on the Initial Settlement Date, if the Company elects to have an Initial Settlement Date, or on the Final Settlement Date, if the Company does not elect to have an Initial Settlement Date. Prior to the time the Company purchases any Notes pursuant to the Tender Offer, the Company may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the solicitation of Consents with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this Supplemental Indenture shall not become operative. Except as

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modified and amended by this Supplemental Indenture, all provisions of the Indenture and the Notes shall remain in full force and effect.

4.             INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER.  This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

5.             TRUST INDENTURE ACT CONTROLS.  If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with another provision which is required or deemed to be included in the Indenture, as amended by this Supplemental Indenture, by the Trust Indenture Act, such required or deemed provision of the Trust Indenture Act shall control.

6.             NO RECOURSE AGAINST OTHERS.  No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any of the Notes, as amended by this Supplemental Indenture, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute, rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes, in each case as amended by this Supplemental Indenture.

7.             NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.             SEPARABILITY.  In case any provision in this Supplemental Indenture, the Indenture as supplemented by this Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.             DUPLICATE ORIGINALS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10.          EFFECT OF HEADINGS.  The Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

11.          THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SPX CORPORATION

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Senior Vice President, Secretary and General Counsel

THE MARLEY-WYLAIN COMPANY

By:	/s/ John Swann
	Name:	John Swann
	Title:	President

SPX TRANSFORMER SOLUTIONS, INC.
(F/K/A WAUKESHA ELECTRIC)

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

MCT SERVICES LLC

By:	/s/ Gene Lowe
	Name:	Gene Lowe
	Title:	Vice President

SPX COOLING TECHNOLOGIES, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

THE MARLEY COMPANY LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

KAYEX CHINA HOLDINGS, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

MARLEY ENGINEERED PRODUCTS LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and
Secretary

SPX FLOW TECHNOLOGY USA, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Executive Vice President and Secretary

SPX HOLDING INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

FLASH TECHNOLOGY, LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

SPX HEAT TRANSFER LLC

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

SPX FLOW TECHNOLOGY SYSTEMS, INC.

By:	/s/ Kevin L. Lilly
	Name:	Kevin L. Lilly
	Title:	Vice President and Secretary

U.S. BANK NATIONAL ASSOCIATION,as Trustee

By:	/s/ Katherine Esber
	Name:	Katherine Esber
	Title:	Vice President